Exhibit 10.7


Revised 10/04/00
Effective 10/04/00



           WINN-DIXIE STORES, INC. DIRECTORS' DEFERRED FEE PLAN

1.   Establishment of Plan

          The Winn-Dixie Stores, Inc. Directors' Deferred Fee Plan (the "Plan") has been established by Winn-Dixie Stores, Inc. (the "Company") for eligible members of the Board of Directors (the "Board") of the Company.

2.   Eligibility

          Each person who is elected to be a member of the Board and who is not an employee of the Company or any of its subsidiaries is eligible to elect to participate in the Plan.

3.   Participation

          An eligible Board member may elect to become a participant in the Plan (a "Participant") and defer all or a portion of the fees to which he or she may thereafter be entitled as a Director (with the exception of travel expenses and fees paid in the form of stock or stock options) by timely completing and signing an Election to Participate in the Winn-Dixie Stores, Inc. Directors' Plan. If a Director elects to become a Participant and defer fees upon initial election to the Board, such Participant must execute an election to defer fees within 30 days after first becoming a Director. Such election shall apply with respect to fees earned during the period of service beginning on the date the Director is initially elected to the Board and ending on the date of the next annual Board meeting. Otherwise, elections to become a Participant and defer fees must be made prior to the Company's annual Board meetings. Participants may make deferral elections prior to any annual Board meeting. With the exception of deferrals of Directors who elect to become Participants upon initial election to the Board, deferral elections shall apply with respect to fees earned during each period of service beginning on the date of the Company's annual Board meeting following the deferral election date and ending on the date of the next annual meeting (a "Period of Service"). If a Participant fails to make an election prior to an annual Board meeting, the Participant's current election shall remain in effect until a new deferral election is made pursuant to this paragraph 3. A Director electing to participate shall designate whether his or her fees are to be credited to an "Income Account" or to a "Stock Equivalent Account", or divided in any manner between such Accounts. Such investment designation may be revoked or amended (1) only with regard to fees covering the Participant's services as a Director subsequent to such revocation or amendment and (2) only if such revocation or amendment is in writing and received by the Company on or before the date it is intended to be effective. Absent such revocation or amendment an investment designation shall be effective for all subsequent Periods of Service during which the Participant continues to serve as a Director.

4.   Operation of Plan

     a)   Income Account

          An electing Participant's fees otherwise payable shall be credited as a dollar amount to the Participant's Income Account on the date the fee would have otherwise been paid. At the end of each calendar quarter each Participant's Income Account will be credited with interest at an annual rate equal to the prime interest rate then in effect at The First Union National Bank of Florida, N.A., Jacksonville, Florida. Interest shall be computed on the basis of the average closing monthly credit balance in the Participant's Income Account during such quarter.

     b)   Stock Equivalent Account

          The dollar amount of an electing Participant's fees, otherwise payable on the date the fee would have otherwise been paid, shall be converted into Stock Equivalent Shares equal in number to the maximum number of shares of the Company's common stock, or fraction thereof, to the nearest one hundredth of one share, which could be purchased with such dollar amount at the closing market price for such stock on that date, or if that date is not a trading date on the next preceding date.

          On each dividend payment date an amount equal to the cash dividend which would have been payable had the Participant been the actual owner of the number of shares of the Company's common stock reflected as Stock Equivalent shares in his or her Stock Equivalent Account, shall be credited to such account, and such amount shall be converted to equivalent shares, as set forth above, based on the market price of the common stock on such dividend payment date. Stock Equivalent shares shall be appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in the Company's common stock.

5.   Payments

     a) Pursuant to paragraph 5(d), each Participant shall elect to receive, upon termination of service as a Director, payment of his or her Accounts in cash in either a single, lump-sum payment or in a number of annual installments. If annual installments are elected, each annual installment shall be made as of June 30, beginning with the June 30 following termination of service. Notwithstanding anything contained herein to the contrary, the Company in its sole discretion reserves the right to accelerate payment of a Participant's Accounts at any time after his or her termination of service.

     b) At any time that amounts remain in a Participant's Accounts following termination of service, such Participant's Accounts shall be appropriately adjusted from time to time in accordance with paragraphs 4(a) and 4 (b) above.

     c) In the event of a Participant's death, payment of the Participant's Accounts, or the remaining portion of such Accounts, will be made to his or her beneficiary or beneficiaries in accordance with the method of distribution elected by the Participant pursuant to this paragraph 5.

     d) A Participant's election as to the manner of distribution of his or her Accounts must be made at the same time as the election to defer fees is made pursuant to Paragraph 3 hereof. As with elections to defer fees pursuant to paragraph 3, elections made pursuant to this paragraph 5 may be made prior to any annual Board meeting, and, if an election is not made prior to the beginning of any annual Board meeting, a Participant's current election shall remain in effect until a subsequent timely election is made pursuant to this paragraph 5. Elections as to the form of distribution of a Participant's Accounts shall apply with respect to the portion of the Participant's Accounts attributable to each Period of Service after the deferral election is made (including amounts credited to the Participant's Accounts pursuant to paragraphs 4(a) and 4(b)) and shall likewise apply to all portions of the Participant's Accounts attributable to future Periods of Service until a timely subsequent election is made, which subsequent election will apply with respect to the portion of the Participant's Accounts attributable to Periods of Service subsequent to such deferral election (including amounts credited to the Participant's Accounts pursuant to paragraphs 4(a) and 4(b)).

6.   General

     a) Each Participant or former Participant entitled to payment of deferred fees hereunder from time to time may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any such deferred fees are to be paid in case of his or her death before he or she receives any or all of such fees. Each designation will revoke all prior designations by the same Participant or former Participant, shall be in form prescribed by the Company, and will be effective only when filed by the Participant or former Participant in writing with the Company during his or her lifetime. In the absence of any such designation, any fees remaining unpaid at a Participant's or former Participant's death shall be paid to his or her estate.

     b) Establishment of the Plan and coverage of any person shall not be construed to confer any right on the part of such person to be nominated for re-election, or to be re-elected, to the Board.

     c) Deferred fees hereunder are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned. When a person entitled to a payment under the Plan is under legal disability or, in the Company's opinion, is in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may direct that payment be made to such person's legal representative, if any, and if none the Company may at its election make payment to such person's spouse or otherwise apply such payment for such person's benefit in any manner it deems proper. Any payment made in accordance with the preceding sentence shall be in complete discharge of the obligation of the Company or any of its subsidiaries to make such payment under the Plan.

     d) The establishment of Income Account and/or Stock Equivalent Account for a Participant shall give him or her no right or security interest in any asset of the Company or any of its subsidiaries, and no trust relationship with respect to such accounts is intended. Each Participant shall be eligible only to receive payments from his or her Income Account and/or Stock Equivalent Account as provided under the terms of the Plan, and such right shall be no greater than the right of any unsecured creditors of the Company. A Participant's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary or beneficiaries.

     e) A Stock Equivalent Account for a Participant shall give him or her no right to receive any unissued shares of common or any other class of stock of the Company. No payment shall be made in shares of common or other class of stock of the Company.

     f) It is intended that the Company is under a contractual obligation to make payments with respect to a Participant's account when due. Payment of account balance amounts pursuant to Section 5 above shall be made out of the general funds of the Company without any restriction of the assets of the Company relative to the payment of such contractual obligations. The Plan is, and shall operate as, an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

7.   Amendment and Discontinuance

               The Company hereby reserves the right to amend or discontinue the Plan at any time; provided, however, that (i) any amendment or discontinuance of the Plan shall be prospective in operation only, and shall not affect the payment of any deferred fees theretofore earned by any Participant or former Participant unless the person affected shall expressly consent thereto and (ii) other than to comport with changes in the Internal Revenue Code, ERISA or the rules promulgated thereunder, the Plan may not be amended more than once every six months.

8.   Merger, Consolidation or Acquisition

               In the event of a merger, consolidation, or acquisition, where the Corporation is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, all fund balances in the Income and/or Stock Equivalent Accounts shall become immediately payable in full, notwithstanding any other provisions to the contrary.

9.   Withholding of Taxes

               The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

10.  Applicable Law

               This Plan shall be governed and construed in accordance with the laws of the State of Florida.

11.  Effective Date

               This Plan shall be effective as of June 30, 1988.